Exhibit 8.1

May 18, 2022

Schweitzer-Mauduit International, Inc.

100 North Point Center East, Suite 600

Alpharetta, Georgia 30022

Ladies and Gentlemen:

We have acted as United States counsel to Schweitzer-Mauduit International, Inc., a Delaware corporation (the “Company”), in connection with the transactions contemplated by the agreement and plan of merger, dated March 28, 2022 (the “Merger Agreement”), by and among the Company, Samurai Warrior Merger Sub, Inc., a Delaware corporation and a direct wholly-owned Company Subsidiary (“Merger Sub”), and Neenah, Inc., a Delaware corporation (“Neenah”), pursuant to which Merger Sub will merge with and into Neenah with Neenah surviving the merger as a wholly owned subsidiary of the Company (the “Merger”). As set forth in the Merger Agreement, the parties intend for the Merger to qualify as a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and intend for the Merger Agreement to constitute a “plan of reorganization” for purposes of sections 354, 361 and 368 of the Code. Reference is made to the Registration Statement on Form S-4 of the Company, including the proxy statement/prospectus forming a part thereof (as amended or supplemented through the date hereof, the “Registration Statement”, together with the Merger Agreement, the “Transaction Documents”), relating to the Merger. Capitalized terms used but not defined herein have the meaning given to such terms in the Registration Statement.

In rendering these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such Transaction Documents, the letters of representation issued to us by Neenah and the Company and dated as of May [18], 2022 (the “Tax Representation Letters”), and other documents as we have deemed necessary or appropriate, and we have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below. In our examination, we have assumed, without independent verification, (i) the authenticity and accuracy of all documents reviewed by us (including the conformity to original documents of all documents submitted to us as email, fax or photostatic copies and the authenticity of such original documents), (ii) that any signatures on documents examined by us are genuine and have been duly authorized, and such documents reflect all material terms of the agreement between the parties to such documents, (iii) that the parties to such documents have complied and will comply with the terms thereof, and that such documents are enforceable in accordance with their respective terms, (iv) that such documents have been duly authorized by, have been duly executed and delivered by, and constitute (to the extent containing contractual or other obligations) legal, valid, binding, and enforceable obligations of all parties to such documents, (v) all of the parties to such documents are duly organized, validly existing, and have power and authority (corporate, partnership, or other) to execute, deliver, and perform the obligations in such documents and (vi) that the transactions provided for by each agreement were and will be carried out in accordance with their terms. We have also assumed that any representations made in the Merger Agreement or the Tax Representation Letters “to the knowledge of” or based upon the belief of Neenah or the Company, or otherwise similarly qualified, are true, correct, and complete and will remain true, correct and complete at all times up to and including the Effective Time (as defined in the Merger Agreement), in each case without such qualification. In rendering our opinions we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering these opinions exclusively on the facts as described in the Transaction Documents, the Tax Representation Letters, and otherwise provided to us by you and your agents, which we assume have been, and will continue to be, true. Any inaccuracy in, or breach of, any of the aforementioned statements or assumptions could adversely affect our opinions.

The opinions set forth below are based upon the Code, the U.S. Treasury Regulations promulgated thereunder, administrative rulings, judicial decisions, and other applicable authorities, all as available and in effect on the date hereof. The statutory provisions, regulations, and interpretations upon which our opinions are based are subject to change, and any such change could apply retroactively. There can be no assurance that positions contrary to those stated in our opinions will not be asserted by the Internal Revenue Service (“IRS”) and (as customary in transactions of this type) no rulings will be obtained from the IRS regarding the U.S. federal income tax consequences of the Merger or otherwise in connection with the transactions effected pursuant to the Transaction Documents. The opinions expressed below are as of the date hereof only, and we express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring, or of which we learn, subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting any party. We assume no responsibility to update this opinion letter for, or to advise you of, any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions expressed in this opinion letter.

Based upon and subject to the foregoing, and subject to the qualifications, assumptions and limitations contained therein, we are of the opinion that (1) the statements in the Registration Statement set forth under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations and qualifications described therein, to the extent that they constitute descriptions or summaries of U.S. federal income tax law or legal conclusions with respect thereto, are accurate in all material respects, and (2) the Merger, as set forth under the caption Material U.S. Federal Income Tax Consequences of the Merger,” will constitute a reorganization within the meaning of section 368(a) of the Code.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ King & Spalding LLP

King & Spalding LLP